Frontegra Funds, Inc.
                                   Form N-SAR
                                File No. 811-7685
               For the Semi-Annual Period Ended December 31, 2000


Exhibit Index

Sub-Item 77C:  Submission of matters to a vote of security holders
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Sub-Item 77C:  Submission of matters to a vote of security holders

At a Special Meeting of the Shareholders of the Frontegra Growth Fund held on November 30, 2000, shareholders of the Fund approved a new sub-advisory agreement between Frontegra Asset Management, Inc. and Northern Capital Management, LLC with respect to the Fund in connection with the acquisition of Northern's parent company, United Asset Management Corporation, by Old Mutual plc.

The results of the shareholder vote were as follows (no shares represented broker non-votes):

For               Against           Abstain
---               -------           -------
711,892.881       0                 0